Bellerophon Announces Top-line Results from Cohort 1 of the INOpulse® Phase 2b Clinical Trial for Treatment of Pulmonary Hypertension Associated with Interstitial Lung Disease

Statistically Significant Improvements in Multiple Clinically Meaningful Activity Parameters Demonstrated

Warren, NJ, January 7, 2019 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company, today announced top-line results from Cohort 1 of the Company’s ongoing Phase 2b randomized, double-blind, placebo-controlled clinical study (iNO-PF) evaluating INOpulse® in patients with Pulmonary Hypertension associated with Interstitial Lung Disease (PH-ILD).

Statistically significant improvements in multiple clinically meaningful activity parameters as measured by a wearable medical-grade activity monitor (actigraphy) were observed:

•	Subjects on pulsed inhaled nitric oxide (iNO) demonstrated an increase of 8% in moderate activity versus a 26% decrease for subjects on placebo (p=0.04)

•	Subjects on iNO showed no decline in their overall activity levels versus a 12% decline for subjects on placebo (p=0.05)

Wearable activity monitoring is designed to provide continuous objective real-world physical activity data and is scientifically validated to assess patient outcomes. Actigraphy is currently being utilized as the primary endpoint in multiple late-stage clinical programs in pulmonary hypertension and other cardiopulmonary diseases.

Clinically meaningful improvements were also demonstrated in the following key areas:

•
Subjects on iNO showed an increase of 15% in NT-ProBNP versus a 42% increase for subjects on placebo. NT-ProBNP is a peptide marker of right ventricular failure, with higher levels indicative of disease worsening.

•	Subjects on iNO demonstrated improved oxygen saturation by 9% versus a worsening of 11% for placebo.

In addition, iNO was well-tolerated with no safety concerns.

“The results from Cohort 1 confirm the potential of INOpulse® to effectively treat PH-ILD, a disease with a serious unmet medical need. Notably, the results were seen following only eight weeks of treatment in both patients at high and low risk of pulmonary hypertension,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “We are continuing with the remaining planned dose escalation Cohorts in the iNO-PF study, and in parallel, based on these compelling top-line results, intend to initiate discussions with the U.S. Food and Drug Administration to formalize a streamlined and efficient regulatory approval path for INOpulse in PH-ILD.”

“PH associated with interstitial lung disease has profound implications for patients as it is typically accompanied by severe functional impairment and a limited life expectancy. These patients may suffer from significant right ventricular dysfunction that limits their ability to perform even the most basic daily tasks,” said Steven D. Nathan, M.D., F.C.C.P., Medical Director of the Advanced Lung Disease and Lung Transplant Program at Inova Fairfax Hospital and Chair of Bellerophon’s Steering Committee. “These results are especially exciting because they represent the first time such benefits have been observed in this difficult to treat patient population. I look forward to continuing with the clinical development of INOpulse in PH-ILD with a focus on these meaningful patient-centric endpoints.”

Cohort 1 of the iNO-PF trial consisted of 41 subjects who were randomized (1:1) to iNO 30 (30 mcg/kg IBW/hr) vs. placebo, with a one-week run-in period, followed by an eight-week double-blinded treatment period. Cohorts 2 and 3, which are ongoing, will assess higher doses, iNO 45 and iNO 75, as well as a longer 16-week treatment period.

About Bellerophon
Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements
Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts

At Bellerophon: Fabian Tenenbaum, Chief Executive Officer (908) 574-4767	At LifeSci Advisors: Brian Ritchie (212) 915-2578 britchie@lifesciadvisors.com